Exhibit 99.1

Sutro Biopharma Reports Third Quarter 2019 Financial Results

and Recent Business Highlights and Developments

STRO-002 Initial Safety Data from an Ongoing Phase 1 Trial in Ovarian and Endometrial Cancers presented at the AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference
on October 29, 2019

STRO-001 Phase 1 Clinical Trial and Dose Escalation Ongoing in Myeloma and Lymphoma

SOUTH SAN FRANCISCO, Calif., November 8, 2019 – Sutro Biopharma, Inc. (NASDAQ: STRO), a clinical-stage drug discovery, development and manufacturing company focused on the application of precise protein engineering and rational design to create next-generation oncology therapeutics, today reported its financial results for the three and nine months ended September 30, 2019.

“In late October 2019, we presented encouraging interim safety data from our Phase 1 trial for STRO-002 at the AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference, as we further advance our pipeline of product candidates and programs,” said Bill Newell, Sutro’s Chief Executive Officer. “STRO-002 is our second proprietary ADC in clinical trials, and one of four ADC clinical product candidates from our platform in the past three years, including those of our collaborators.  We believe our proprietary technology allows us to rapidly and precisely create optimally designed, next-generation protein therapeutics candidates for cancer and autoimmune disorders.”

Recent Business Highlights and Developments

STRO-001 Clinical Program

•	Potential first-in-class and best-in-class Antibody Drug Conjugate (“ADC”) directed against CD74, which is highly expressed in many B cell malignancies.
•

Phase 1 dose-escalation with dose expansion; clinical trial enrolling patients with multiple myeloma and non-Hodgkin lymphoma, with initial safety data presented at the EHA Congress in June 2019. Safety data with several additional patients was released in an abstract in association with the American Society of Hematology Conference on November 6, 2019.

STRO-002 Clinical Program

•	Potential best-in-class ADC directed against folate receptor-alpha, which is highly expressed in ovarian cancer.
•

Phase 1 dose-escalation, with dose expansion, clinical trial enrolling women with advanced ovarian and endometrial cancers, with initial safety data presented at the AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference on October 29, 2019.

•	STRO-002 was well tolerated in patients with advanced relapsed and refractory ovarian cancer and demonstrated preliminary evidence of anti-tumor activity.
•	No ocular toxicity has been observed in the trial to date.
•	Potent anti-tumor activity was seen in preclinical endometrial cancer models.

BCMA ADC Clinical Program

•

Celgene received FDA clearance on its IND application CC- 99712 targeting B-cell maturation antigen (“BCMA”) for the treatment of multiple myeloma in the second quarter of 2019. This is the third product candidate to originate from Sutro’s proprietary discovery and manufacturing platform to enter clinical development since early 2018, and for which Celgene has worldwide development and commercialization rights. Sutro is entitled to development and regulatory milestone payments and tiered royalties ranging from mid to high single digit percentages from Celgene for this BCMA ADC.

Bispecific ADC Clinical Development Candidate

•

In the third quarter of 2019, Merck KGaA, Darmstadt, Germany designated an undisclosed bispecific ADC as a clinical development candidate with approval to advance to IND-enabling studies, which triggered a financial milestone to be received by Sutro.  As part of the agreement, Sutro will manufacture the ADC for the early clinical supply of the candidate and is eligible for further milestones and royalties. Merck KGaA, Darmstadt, Germany will be responsible for drug product, clinical development and commercialization of this clinical development candidate.

Third Quarter 2019 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2019, Sutro had cash, cash equivalents and marketable securities of $150.4 million, as compared to $204.5 million as of December 31, 2018, which represents net cash usage of $17.8 million and $54.1 million during the three and nine months ended September 30, 2019, respectively.

Revenue

Revenue was $12.3 million and $31.4 million for the three and nine months ended September 30, 2019, respectively, compared to $7.8 million and $19.3 million for the same periods in 2018.   On January 1, 2019, Sutro adopted Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (Accounting Standards Codification Topic 606). For more information on the impact of the adoption of the new revenue standard, see “Notes to Unaudited Interim Condensed Financial Statements” contained in Part I, Item 1 of Sutro’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2019. Future collaboration revenue from Celgene, Merck and EMD Serono, and from any future collaboration partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones and other collaboration agreement payments.

Operating Expenses

Total operating expenses for the three and nine months ended September 30, 2019, were $25.0 million and $72.1 million, respectively, compared to $18.0 million and $53.3 million for the same periods in 2018, including non-cash stock-based compensation of $2.9 million and $0.3 million, and depreciation and amortization expense of $1.2 million and $1.1 million, in the 2019 and 2018 third quarters, respectively.  Total operating expenses for third quarter 2019 were comprised of research and development expenses of $16.9 million and general and administrative expenses of $8.1 million, with both expense types expected to increase in 2019 as Sutro’s internal product candidates advance in clinical development and additional general and administrative expenses are incurred as a public company.

About Sutro Biopharma

Sutro Biopharma, Inc., located in South San Francisco, is a clinical-stage drug discovery, development and manufacturing company. Using precise protein engineering and rational design, Sutro is advancing next-generation oncology therapeutics.

Sutro’s proprietary and integrated cell-free protein synthesis and site-specific conjugation platform, XpressCF+™, led to the discovery of STRO-001 and STRO-002, Sutro’s first two internally-developed ADCs. STRO-001 is a CD74 ADC currently being investigated in a Phase I clinical trial of patients with advanced B-cell malignancies, including multiple myeloma and non-Hodgkin lymphoma. STRO-001 was granted Orphan Drug Designation by the FDA for multiple myeloma in October 2018.  STRO-002 is a folate receptor alpha (FolRα) ADC, currently being investigated in a Phase I clinical trial of patients with ovarian and endometrial cancers. This is the second product candidate to be evaluated in clinical trials resulting from Sutro’s XpressCF+™ technology platform. A third program, BCMA-targeting ADC, which is part of Sutro’s collaboration with Celgene, recently received FDA clearance for its IND. Sutro’s proprietary technology was responsible for the discovery and manufacturing of the BCMA ADC, for which Celgene has worldwide development and commercialization rights. Sutro is entitled to development and regulatory milestone payments and tiered royalties from Celgene for this BCMA ADC.

Sutro is dedicated to transforming the lives of cancer patients by creating medicines with improved therapeutic profiles for areas of unmet need.

To date, Sutro has designed cytokine-based immuno-oncology therapies, ADCs, vaccines and bispecific antibodies primarily directed at clinically-validated targets for which the current standard of care is suboptimal.

Sutro’s platform allows it to accelerate discovery and development of potential first-in-class and best-in-class molecules through rapid and systematic evaluation of protein structure-activity relationships to create optimized homogeneous product candidates.

In addition to developing its own oncology pipeline, Sutro is collaborating with select pharmaceutical and biotech companies to discover and develop novel, next-generation therapeutics. As the pace of clinical development accelerates, Sutro and its partners are developing therapeutics designed to more efficiently kill tumors without harming healthy cells.

Follow Sutro on Twitter, @Sutrobio, and at www.sutrobio.com to learn more about our passion for changing the future of oncology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated clinical development activities, potential benefits of the company’s product candidates and platform and anticipated financial trends. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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Investor Contacts

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+1 646-378-2942

jgraziano@soleburytrout.com

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+1 646-378-2975

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Media Contacts

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Russo Partners

(212) 845-4271

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Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$12,277	$7,836	$31,431	$19,333
Operating expenses
Research and development	16,897	12,642	48,220	39,475
General and administrative	8,115	5,351	23,897	13,806
Total operating expenses	25,012	17,993	72,117	53,281
Loss from operations	(12,735)	(10,157)	(40,686)	(33,948)
Interest income	964	403	3,264	483
Interest and other expense, net	(1,141)	(483)	(3,533)	(359)
Net loss	$(12,912)	$(10,237)	$(40,955)	$(33,824)
Net loss per share, attributable to common stockholders, basic and diluted	$(0.56)	$(21.26)	$(1.79)	$(71.06)
Weighted-average shares used in computing net loss per share attributable to common stockholders	22,946,989	481,613	22,913,118	476,023

Sutro Biopharma, Inc.

Selected Balance Sheet Financial Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2019 (1)	2018 (2)
Assets
Cash, cash equivalents and marketable securities	$150,386	$204,492
Accounts receivable, net	7,531	2,489
Property and equipment, net	8,522	10,934
Other assets	5,239	5,224
Total assets	$171,678	$223,139
Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$10,330	$10,703
Deferred revenue	40,099	66,173
Debt	11,343	14,724
Total liabilities	61,772	91,600
Total stockholders’ equity	109,906	131,539
Total liabilities and stockholders’ equity	$171,678	$223,139

(1)

The condensed balance sheet as of September 30, 2019 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on November 7, 2019.

(2)

The condensed balance sheet as of December 31, 2018 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 29, 2019.